                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-62222

                             Prospectus Supplement
                     (to Prospectus dated August 10, 2001)

                                  $150,000,000

                       PIEDMONT NATURAL GAS COMPANY, INC.

                          MEDIUM-TERM NOTES, SERIES D
                             ---------------------

                                 TERMS OF SALE

     The following terms may apply to the notes that we may sell at one or more times. The final terms for each note will be included in a pricing supplement. If we sell all the notes we will receive between $149,812,500 and $148,875,000 of the proceeds from the sale of the notes, after paying the agents commissions of between $187,500 and $1,125,000.

     We plan to offer and sell the notes with various terms, including (unless otherwise indicated in the pricing supplement) the following:

-  Stated maturities 9 months or more from date of issue.

-  Redemption and repurchase at our option or at the option of the holder

-  Denominated in U.S. dollars

- Issued in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof

-  Interest at fixed or floating rates

-  Interest paid on fixed rate notes semi-annually

- Interest paid on floating rate notes monthly, quarterly, semi-annually or annually

- Interest rate formula for floating rate notes based on one or more of the following:

     -  Commercial paper rate

     -  CD rate

     -  Prime rate

     -  Federal funds rate

     -  LIBOR

     -  Treasury rate

     - Such other interest rate or interest rate formula as may be specified in the applicable pricing supplement

-  Book entry (through The Depository Trust Company) or certificated form

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     We may sell the notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any specific number or amount of the notes. They will use their reasonable best efforts to sell the notes offered.

GOLDMAN, SACHS & CO.

                           A.G. EDWARDS & SONS, INC.

                                                    FIRST UNION SECURITIES, INC.

                             ---------------------

                Prospectus Supplement dated September 18, 2001.

                              DESCRIPTION OF NOTES

     The following description sets forth certain terms of the Medium Term Notes, Series D (the "Notes") that we may offer. This description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus (the "Prospectus").

     Each time we offer Notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the Notes we are offering and the terms of the offering. The pricing supplement may also add, update or change information contained in this prospectus supplement or the accompanying Prospectus. You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying Prospectus and any pricing supplement. You should not assume that the information provided by this prospectus supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

GENERAL

     The Notes are part of a single series of Debt Securities that we may issue under the Indenture referred to in the Prospectus between us and Citibank, N.A., as trustee (the "Trustee"). The Notes are limited to an initial aggregate principal amount of $150,000,000. We may increase this limit, however, if in the future we determine to sell additional Notes. A description of the rights attaching to the Debt Securities under the Indenture can be found under the heading "Description of Debt Securities" in the Prospectus.

     The Notes will be offered on a continuing basis and (unless specified in the applicable pricing supplement) will mature at par at least nine months from the date of issue ("Issue Date"), as selected by the purchaser and agreed to by us. As specified in the applicable pricing supplement, the Notes may be subject to redemption at our option, or obligate us to redeem or purchase the Notes pursuant to sinking fund or analogous provisions or at the option of the holders thereof prior to maturity at the price or prices and on or after the date or dates specified in such pricing supplement. The Notes will be denominated in U.S. dollars and, unless otherwise specified in the applicable pricing supplement, will be issuable only in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

     Unless otherwise specified in an applicable pricing supplement, each Note will be issued as a "Book-Entry Note" registered in the name of the depositary or its nominee. So long as the depositary is the registered owner of the Master Security (as defined below under "Book-Entry System"), the depositary or its nominee, as the case may be, will be considered the holder of the Book-Entry Note or Notes represented by such Master Security for all purposes under the Indenture. See "Book-Entry System" below.

     The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note that is issued at a price lower than its principal amount and that provides that upon redemption or acceleration of its maturity an amount less than its principal amount shall become due and payable. In the event of redemption or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the holder upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the stated maturity of such Note. In addition, a Note issued at a discount may, for United States Federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of such Note. See "Certain United States Federal Tax Considerations -- Original Issue Discount."

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     The Notes may also be issued as "Indexed Notes," the principal amount of which is payable at or prior to maturity and the interest on which and/or any premium payable with respect to which will be determined by reference to an index or indices (e.g., the difference in price of a specified security or commodity on certain dates, a securities or commodity index or any other index or indices). The applicable pricing supplement relating to such Indexed Notes will set forth the terms of such Notes, which may include the method by and the terms on which the amount of principal (payable on or prior to the maturity date), interest and/or any premium will be determined and other information relating to such Notes. An investment in Indexed Notes presents certain significant risks not associated with other types of securities. If we issue Indexed Notes, we will describe certain risks, including any additional tax consequences, associated with any such particular indexed note more fully in the pricing supplement. Indexed Notes may present a high level of risk, and you may lose your entire investment if you purchase such Indexed Notes.

     The treatment of Indexed Notes for United States Federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular Indexed Note. Accordingly, you, or your tax adviser, should, in general, be capable of independently evaluating the United States Federal income tax consequences of purchasing an Indexed Note applicable in your particular circumstances.

     Notes other than Book-Entry Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of Citibank, N.A., in the Borough of Manhattan, The City of New York, under the circumstances described under "Description of Debt Securities -- Exchange, Registration and Transfer" in the Prospectus.

     Unless otherwise specified in the pricing supplement, we will be entitled to defease the Notes subject to compliance with the terms of the Indenture. See "Description of Debt Securities -- Satisfaction and Discharge" in the Prospectus. We may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by us may be held or resold or, at our discretion, may be surrendered to the Trustee for cancellation. Unless otherwise specified in the applicable pricing supplement, the Notes will not be entitled to the benefits of a sinking fund.

PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST

     Principal of, premium, if any, and interest payments on Book-Entry Notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the Book-Entry Note as described under "Book-Entry Notes." Neither us, the Trustee, any paying agent nor the registrar for such Book-Entry Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect the depositary or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Book-Entry Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Book-Entry Note as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such Book-Entry Note held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     Unless otherwise specified in the applicable pricing supplement, payments of interest (other than interest payable at maturity or upon earlier redemption or repayment) on Notes issued in certificated form will be made by mailing a check to the holder at the address of such holder appearing on the

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Debt Securities Register (as defined in the Prospectus) on the applicable Record
Date (as defined herein). Notwithstanding the foregoing, a holder of $1,000,000 or more in aggregate principal amount of Notes, other than Book-Entry Notes, of like tenor and terms shall be entitled to receive such payments by wire transfer of immediately available funds, but only if appropriate payment instructions have been received in writing by the Trustee not less than fifteen days prior to the applicable interest payment date. Unless otherwise specified in the applicable pricing supplement, principal, premium, if any, and interest payable at maturity or upon earlier redemption or repayment in respect of Notes, other than Book-Entry Notes, will be paid in immediately available funds upon surrender of such Notes at the Corporate Trust Office of Citibank, N.A. in the Borough of Manhattan, The City of New York or such other office or agency of ours maintained for such purpose in the Borough of Manhattan, The City of New York.

     In the case of a Fixed Rate Note, the applicable pricing supplement will designate a fixed rate of interest per annum payable on such Fixed Rate Note. In the case of a Floating Rate Note, the applicable pricing supplement will designate one of the following interest rate formulas as applicable to such Floating Rate Note:

     - the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note";

     - the CD Rate, in which case such Note will be a "CD Rate Note";

     - the Prime Rate, in which case such Note will be a "Prime Rate Note";

     - the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note";

     - the Treasury Rate, in which case such Note will be a "Treasury Rate
       Note";

     - LIBOR, in which case such Note will be a "LIBOR Note"; or

     - such other interest rate or interest rate formula as is set forth in such pricing supplement.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Period") as set forth in each such Floating Rate Note, or as may otherwise be specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, each Note will bear interest from its Issue Date at the rate per annum (in the case of a Fixed Rate Note), or pursuant to the interest rate formula (in the case of a Floating Rate Note), stated in the applicable pricing supplement until the principal thereof is paid or made available for payment. Interest will be payable on each interest payment date and at maturity or, if applicable, upon redemption or acceleration. Interest will be payable to the holder thereof (which in the case of Book-Entry Notes will be the depositary or its nominee) at the close of business on the Record Date next preceding each interest payment date; provided, however, that interest payable at maturity or, if applicable, upon redemption or acceleration, will be payable to the person to whom principal shall be payable (which in the case of Book-Entry Notes will be the depositary or its nominee). The "Record Date" with respect to any interest payment date shall be the date fifteen calendar days (unless otherwise specified in the applicable pricing supplement) immediately preceding such interest payment date whether or not such date is a Business Day. "Business Day," as used herein, shall mean any day that is not a Saturday, a Sunday or a day on which banks and trust companies in New York, New York are authorized or obligated by law, regulation or executive order to remain closed. The first payment of interest on any Note issued between a Record Date and an interest payment date will be made on the interest payment date following the next succeeding Record Date to the holder on such next succeeding Record Date. The person in whose name any Note is registered at the close of business on the Record Date with respect to an interest payment date shall be entitled to receive interest on

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such date notwithstanding the cancellation of such Note upon any registration of transfer or exchange subsequent to such Record Date and prior to such interest payment date.

     Interest rates, interest rate formulas and the various other variable terms of the Notes described herein are subject to change by us from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by us.

Fixed Rate Notes

     Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum stated on the face of the note, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, the interest payment dates for Fixed Rate Notes will be January 1 and July 1 of each year and at maturity (or upon redemption or acceleration thereof). Interest payments for Fixed Rate Notes shall be the amount of interest accrued to, but excluding, the relevant interest payment date, and will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a Business Day, interest on Fixed Rate Notes will be paid on the next succeeding Business Day and, unless otherwise specified by the applicable pricing supplement, no interest shall accrue for the period from and after such interest payment date to such next succeeding Business Day.

Floating Rate Notes

     Unless otherwise specified in the applicable pricing supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate formula, which will be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for such Floating Rate Note and the "Spread Multiplier" is the percentage specified in the applicable pricing supplement as being applicable to the interest rate for such Floating Rate Note. A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     The applicable pricing supplement will specify the interest rate formula, the amount or amounts of the Spread or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such pricing supplement will define or specify for each Floating Rate Note the following terms, if applicable: Calculation Agent, Calculation Dates, Initial Interest Rate, Interest Payment Period, Interest Payment Dates, Record Dates, Index Maturity, Interest Reset Period, Interest Reset Date and such other terms that are applicable to such Note, if any. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the rate of interest on a Floating Rate Note in effect on any day will be (a) if such day is an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note on such Interest Reset Date, or (b) if such day is not an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note on the immediately preceding Interest Reset Date with respect to such Floating Rate Note; provided, however, that (i) the interest rate in effect from the Issue Date of a Floating Rate Note to but excluding the first Interest Reset Date with respect to such Floating

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Rate Note will be the Initial Interest Rate (as set forth in the applicable pricing supplement), and (ii) the interest rate in effect for the ten days immediately prior to maturity of a Floating Rate Note will be that in effect on the tenth day preceding such maturity. Subject to applicable provisions of law and except as described herein, the rate of interest on a Floating Rate Note on any Interest Reset Date with respect thereto will be the rate of interest determined with respect to the Interest Determination Date pertaining to such Interest Reset Date as determined in accordance with the applicable provisions described below.

     Unless otherwise specified in the applicable pricing supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"). Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be:

     - in the case of Floating Rate Notes that reset daily, each Business Day;

     - in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week;

     - in the case of Treasury Rate Notes that reset weekly, except as provided in the following paragraph, the Tuesday of each week;

     - in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month;

     - in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December;

     - in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of two months of each year, as indicated in the applicable pricing supplement; and

     - in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year, as indicated in the applicable pricing supplement.

If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Note, such Interest Reset Date shall be the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     The interest rate that takes effect on an Interest Reset Date is determined by reference to a particular date referred to as the "Interest Determination Date." Unless otherwise specified in the applicable pricing supplement, the Interest Determination Date pertaining to:

     (a) an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), a CD Rate Note (the "CD Rate Interest Determination Date"), a Prime Rate Note (the "Prime Rate Interest Determination Date") or a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note;

     (b) an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. "London Business Day" means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

     (c) an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is

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         usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date for a Treasury Rate Note occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable:

     - in the case of Floating Rate Notes that reset daily, weekly, or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable pricing supplement);

     - in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year;

     - in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

     - in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month specified in the applicable pricing supplement,

and in each case, at maturity or, if applicable upon redemption or acceleration thereof.

     If, pursuant to the preceding paragraph, an interest payment date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Note, such interest payment date shall be the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such interest payment date shall be the immediately preceding Business Day. Unless otherwise indicated in the applicable pricing supplement, the Record Date with respect to Floating Rate Notes shall be the date 15 calendar days prior to each interest payment date, whether or not such Record Date shall be a Business Day.

     Unless otherwise indicated in the applicable pricing supplement, interest payments for a Floating Rate Note shall be the amount of interest accrued to but excluding the interest payment date; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on any interest payment date, other than interest payable on any date on which principal on any such Note is payable, will include interest accrued to and including the Record Date next preceding such Interest Payment Date.

     The interest accrued for any period is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period. Unless otherwise specified in the Note and the applicable pricing supplement, the interest factor (expressed as a decimal rounded upwards, if necessary, as described below) for each such day is computed by dividing the interest rate (expressed as a decimal rounded upwards, if necessary, as described below) applicable to such date by 360, in the case of Commercial Paper Rate Notes, CD Rate Notes, Prime Rates Notes, Federal Funds Rate Notes or LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     Unless otherwise specified in a pricing supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544)
being rounded

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to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

     The "Calculation Date" pertaining to an Interest Determination Date will be the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day.

     Unless otherwise specified in the applicable pricing supplement, Citibank, N.A., the Trustee under the Indenture, will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if different, the interest rate that will become effective as a result of a determination made on the most recent Interest Reset Date with respect to such Floating Rate Note.

     All determinations made by the Calculation Agent (except to the extent expressly provided herein or in the applicable pricing supplement) shall be, in the absence of manifest error, conclusive for all purposes and binding on holders of the Notes and us, and the Calculation Agent shall have no liability therefor.

Commercial Paper Rate Notes

     Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, and subject to any maximum or minimum interest rate) specified on the face of such Commercial Paper Rate Note and in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, "commercial paper rate" means

     - the money market yield (calculated as described below) of the rate on the Commercial Paper Interest Determination Date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15 (519) (as described below), under the caption "Commercial Paper--Nonfinancial," or

     - if that rate is not published by 3:00 P.M., Eastern time, on the related Calculation Date, then the commercial paper rate for that Commercial Paper Interest Determination Date will be the money market yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the index maturity as published in H.15 Daily Update (as described below) or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption "Commercial Paper -- Nonfinancial", or

     - if the rate is not published in either H.15 Daily Update or another recognize electronic source by 3:00 P.M., Eastern time, on the related Calculation Date, then the commercial paper rate for that Commercial Paper Interest Determination Date will be calculated by the Calculation Agent and will be the money market yield of the arithmetic mean of the offered rates as of 11:00 A.M., Eastern time, on that Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the index maturity designated in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency, or

     - if the dealers selected by the Calculation Agent are not so quoting, the commercial paper rate will remain the commercial paper rate then in effect on that Commercial Paper Interest Determination Date.

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

     "Money Market Yield" shall be a yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield  =       D X 360      X 100
                         360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     "H.15 (519) means the weekly statistical release designed as H.15 (519), or any sucessor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update or any successor site or publication.

CD Rate Notes

     Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, and subject to any maximum or minimum interest rate) specified on the face of such CD Rate Note and in the applicable pricing supplement.

     - Unless otherwise indicated in the applicable pricing supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in
       H.15 (519) under the heading "CDs (secondary market);" or

     - In the event that such rate is not published prior to 3:00 P.M., Eastern Time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate shall be the rate on such CD Rate Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market);" or

     - If such rate is neither published in either H.15 (519) by 3:00 A.M., Eastern Time, on such Calculation Date nor in H.15 Daily Update or another recognized electronic source by 3:00 P.M. Eastern Time on such date, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the secondary market offered rates, as of 10:00 A.M., Eastern Time, on that CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement that is representative for a single transaction in the market at that time; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Rate Interest Determination Date.

Prime Rate Notes

     Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any, and subject to any maximum or minimum

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interest rate) specified on the face of such Prime Rate Note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will occur if the rate cannot be set as described above:

     - If that rate is not published in H.15(519) prior to 3:00 p.m. Eastern time on the Calculation Date, then the Prime Rate will be the rate on that Prime Rate Interest Determination Date as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan;" or

     - If that rate is not published in H.15 Daily Update prior to 3:00 p.m. Eastern time on the Calculation Date, then the Prime Rate will be the average of the rates of interest publicly announced by each bank that appear on the Reuters Screen US PRIME 1 Page as its prime rate or base lending rate as in effect as of 11:00 a.m. Eastern time on that Prime Rate Interest Determination Date; or

     - If fewer than four rates appear on the Reuters Screen US PRIME 1 Page by 3:00 p.m. Eastern time on the related Calculation Date, the Prime Rate will be the arithmetic mean of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on that Prime Rate Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent; or

     - If the banks are not quoting as mentioned above, the Prime Rate will be the same as the Prime Rate in effect for the prior Interest Reset Period.

     "Reuters Screen US PRIME 1 Page" means the display designated as page US PRIME 1 on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service or any successor service).

Federal Funds Rate Notes

     Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, and subject to any maximum or minimum interest rate) specified on the face of such Federal Funds Rate Note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date

     - for Federal Funds as published in H.15 (519) under the heading "Federal Funds (Effective)" and displayed on Telerate Page 120 (as defined below); or

     - if such rate is not published or does not appear on Telerate Page 120 prior to 3:00 P.M., Eastern Time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate for federal funds as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective);" or

     - If such rate is not published in H.15 (519), Telerate Page 120 or H.15 Daily Update or another recognized electronic source by 3:00 P.M., Eastern Time on such Calculation Date, the Federal Funds Rate for that Federal Funds Interest Determination Date shall be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates, as of 11:00 A.M., Eastern Time, on that Federal Funds Interest Determination Date, for the last transaction in over-night Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; or

     - if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

     "Telerate Page 120" means the displays designated at page 120 on Bridge Telerate, Inc. (or such page as may replace page 120 on that service or any successor service).

LIBOR Notes

     Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, and subject to any maximum or minimum interest rate) specified on the face of such LIBOR Note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

     - With respect to any LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits of not less than $1,000,000 in U.S. dollars having the Index Maturity specified in the applicable pricing supplement, commencing on the second Business Day immediately following such LIBOR Interest Determination Date, which appear on Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If at least two such offered rates appear on Telerate Page 3750, the rate for such LIBOR Interest Determination Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear, LIBOR for such LIBOR Interest Determination Date will be determined as described in the next paragraph; or

     - With respect to a LIBOR Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on Telerate Page 3750 Page as described in the paragraph above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits of not less than $1,000,000 in U.S. dollars having the Index Maturity specified in the applicable pricing supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 in U.S. dollars that in the Calculation Agent's judgment is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates quoted at approximately 11:00 A.M., Eastern Time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks having the specified Index Maturity commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be the LIBOR in effect on such LIBOR Interest Determination Date.

Treasury Rate Notes

     Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, and subject to any maximum or minimum interest rate) specified on the face of such Treasury Rate Note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement under the caption "Investment Rate" on Telerate Page 56 or Telerate Page 57.

     The following procedures will occur if the Treasury Rate cannot be set as described above:

     - If the rate is not so published by 3:00 P.M., Eastern Time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the Treasury Rate will be the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury bills as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High;" or

     - If that rate is not published by 3:00 P.M. Eastern time on the Calculation Date pertaining to such Treasury Interest Determination Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable Treasury bills as otherwise announced by the United States Department of the Treasury; or

     - If the rate is not so announced by the United States Department of the Treasury on the Calculation Date pertaining to such Treasury Interest Determination Date, or if the auction is not held, the Treasury Rate will be the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption "U.S. Government Securities/ Treasury Bills/Secondary Market;" or

     - If the rate referred to in the previous paragraph is not so published by 3:00 P.M., Eastern Time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the Treasury Rate will be the rate on such Treasury Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/ Secondary Market;" or

     - If the rate referred to in the previous paragraph is not so published by 3:00 P.M., Eastern Time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the Treasury Rate will be the rate on such Treasury Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., Eastern Time, on such Treasury Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement; or

     - If the dealers so selected by the Calculation Agent are not quoting as mentioned in the previous paragraph, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

     "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield  =        D X N       X 100
                            360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

BOOK-ENTRY SYSTEM

     The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources (including DTC) that we believe to be reliable. We take no responsibility for the accuracy thereof.

     Upon issuance, all fixed rate Book Entry Notes having the same original issue date, interest rate, maturity date and other terms, if any, will be represented by a single master security (the "Master Security"). Floating Rate Book-Entry Notes having the same original issue date, initial interest rate, interest rate formula, Interest Payment Period, Interest Payment Dates, Index Maturity, Spread or Spread Multiplier, if any, minimum interest rate, if any, maximum interest rate, if any, and other terms, if any, will also be represented by a single Master Security. Each Master Security representing Book-Entry Notes will be deposited with, or on behalf of, the depositary, and registered in the name of a nominee of the depositary. Book-Entry Notes will not be exchangeable for Certificated Notes at the option of the holder and, except as set forth below, will not otherwise be issuable in definitive form. Unless otherwise specified in the applicable pricing supplement, DTC will be the depositary.

     DTC has advised us and the Agents as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Book-Entry Notes under the DTC System must be made by or through Direct Participants. After we issue Book-Entry Notes represented by the Master Security, the depositary will credit, on its book-entry system, the respective principal amounts of the Book-Entry Notes represented by the Master Security to the accounts of Participants. The accounts to be credited shall be designated by the Agents or underwriters of such Book-Entry Notes, by certain other agents of ours or by us if such Book-Entry Notes are offered and sold directly by us. The ownership interest of each Beneficial Owner will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners.

Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as set forth below. To facilitate subsequent transfers, the Master Security deposited by Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Master Security with DTC and its registration in the name of Cede & Co. will not effect any change in beneficial ownership. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Book-Entry Notes represented by the Master Security.

     So long as the depositary for the Master Security, or its nominee, is the registered owner of the Master Security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes represented by such Master Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Book-Entry Notes represented by the Master Security will not be entitled to have Book-Entry Notes represented by such Master Security registered in their names, will not receive or be entitled to receive physical delivery of Book-Entry Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Unless and until it is exchanged in whole or in part for individual certificates evidencing the Book-Entry Notes represented thereby, the Master Security may not be transferred except as a whole by the depositary for the Master Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor.

     We expect that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither DTC nor Cede & Co. will consent or vote with respect to Notes. We have been advised that DTC's usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

     Payments of principal of and interest, if any, on the Book-Entry Notes represented by the Master Security registered in the name of the depositary or its nominee will be made by us through the Paying Agent to the depositary or its nominee, as the case may be, as the registered owner of the Master Security. There will be no responsibility or liability on us, the Trustee, any Paying Agent or the registrar of the Notes for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Master Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We have been advised that DTC will credit the accounts of Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of interest in the Master Security as shown on the records of DTC. We have been advised that DTC's practice is to credit Direct Participants' accounts upon receipt of funds. We expect that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the responsibility of such Participants.

     We may at any time and in our sole discretion determine not to use the depositary's book-entry system with respect to the Master Security and elect to use Global Securities, as described in the following sentence. In such event, upon issuance, all Book-Entry Notes having the same Issue Date, stated maturity date, reset, extension, redemption and repayment provisions, Interest Payment Period, Interest Payment Dates, Record Dates, and, in the case of Fixed Rate Notes, interest rate, or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Interest Reset Period, Interest Reset

Dates, Spread and/or Spread Multiplier, if any, maximum interest rate, if any, and minimum interest rate, if any, would be represented by a single global security (a "Global Security"). Each Global Security representing Book-Entry Notes would be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or its nominee.

     If the depositary with respect to the Master Security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, we will issue Certificated Notes in exchange for the Book-Entry Notes represented by the Master Security. In addition, we may at any time and in our sole discretion determine not to use the depositary's book-entry system, and, in such event, will issue Certificated Notes in exchange for the Book-Entry Notes represented by the Master Security.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

OPTIONAL REDEMPTION

     If one or more redemption dates or range of redemption dates are specified in the applicable pricing supplement, the Notes described therein will be subject to redemption, in whole or in part, as specified in such pricing supplement, on any such date at our option upon not less than 30 days' or more than 60 days' notice, at the redemption price or prices specified in the applicable pricing supplement, together with interest accrued to the Redemption Date; provided, however, that interest installments due prior to the date fixed for redemption will be payable to the holder of record at the close of business on the Record Date. If less than the entire principal amount of a Note is redeemed, the principal amount of such Note that remains outstanding after such redemption shall not be less than the minimum denomination of such Note. Redemption dates, if any, will be fixed at the time of sale and set forth in the applicable pricing supplement and on the applicable Note. If no redemption date is indicated with respect to a Note, such Note will not be redeemable prior to maturity.

     If the Notes are redeemable at our option, we may choose to redeem the Notes at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.

REDEMPTION AT THE OPTION OF THE HOLDER

     Notes may be redeemed at the option of the holders on the dates, if any, specified in the applicable pricing supplement. Optional repayment dates, if any, will be fixed at the time of sale and set forth in the applicable pricing supplement and on the applicable Note. If no optional repayment date is indicated with respect to a Note, such Note will not be redeemable at the option of the holder prior to maturity. If an optional repayment date is indicated, the related Fixed Rate Note or Floating Rate Note will be redeemable, in whole or in part (provided that, unless otherwise indicated in the applicable pricing supplement, any remaining principal amount of such Note shall be at least $100,000), at the option of the holder thereof at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the repayment date. Unless otherwise specified in the applicable pricing supplement, for any Note to be repaid in whole or in part at the option of the holder, the Trustee must receive not less than 30 nor more than 60 days prior to a repayment date:

     - credit for the Note to be repaid through the book-entry system of the depositary (or in the case of a Certificated Note, the Note) and a duly completed "Option to Elect Redemption" form or

     - a telegram, telex, facsimile transaction or a letter from a member of a national securities exchange or the NASD or a commercial bank or a trust company in the U.S. setting forth the name of the holder, the principal amount of the Note, a description of the Note's tenor or terms (or in the case of a Certificated Note, the certificate number), the principal amount of the Note to be repaid, a statement that the option to elect repayment is being exercised, and a guarantee that (i) the Note to be repaid will be returned to the Trustee through the book-entry system of the depositary (or in the case of Certificated Note, delivered to the Trustee) and (ii) a duly completed "Option to Elect Redemption" form will be received by such Trustee no later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such
       Note is returned to the Trustee and such form duly completed is received by the Trustee by such fifth Business Day.

Exercise of the redemption options shall be irrevocable. The "Option to Elect Redemption" form shall be in substantially the form set forth in the pricing supplement (if included therein) or obtained from the Trustee or in such other form as may be proscribed by or acceptable to the Trustee or us.

     In the case of Book-Entry Notes, the depositary or its nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to redemption. In order to ensure that the depositary's nominee will timely exercise a right to redemption with respect to a particular Note, the Beneficial Owner of such Note must instruct the broker or other Direct or Indirect Participant through which it holds an interest in such Note to notify the depositary of its desire to exercise a right to redemption. Different firms have different deadlines for accepting instructions from their customers and accordingly, each Beneficial Owner should consult the broker or other Direct or Indirect Participant through which it holds an interest in a Book-Entry Note in order to ascertain the time by which such an instruction must be given in order for timely notice to be delivered to the depositary.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section describes certain United States federal income consequences of the acquisition and disposition of Notes as of the date hereof. Except where noted, this section deals only with Notes held as capital assets by initial purchasers, excluding those in special situations, such as dealers in securities, traders in securities that elect to mark-to-market, financial institutions, individual retirement or other tax-deferred accounts, tax-exempt organizations, insurance companies, persons who will hold Notes as a hedge against currency risk, persons who will hold Notes as part of a straddle or who have otherwise hedged the risk of ownership of the Notes, or holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in federal income tax consequences different from those discussed below.

UNITED STATES HOLDERS

     As used herein, a "United States Holder" of a Note means a beneficial holder of a Note that is a United States person, which generally includes (i) a citizen or resident of the United States, (ii) a corporation or (except as may be provided in Treasury Regulations) partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions (as well as a trust that was in existence on or before August 20, 1997 and for which an election was properly made for the trust to be treated as a U.S. person subsequent to that date) or (v) any other holder whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. A "Non-United States Holder" is a beneficial holder of a Note who does not meet any of the criteria for United States Holders.

Payments of Interest.

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for federal income tax purposes.

Original Issue Discount.

     A Note will be treated as having been issued with "original issue discount" ("OID") if the excess of the Note's "stated redemption price at maturity" (that is, the sum of all payments on the Note other than "qualified stated interest payments," as defined below) over its "issue price" (that is, the first price at which a substantial amount of the Notes are sold to the public) equals or exceeds a de minimis amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity). Notes issued with OID shall hereinafter be referred to as "Original Issue Discount Notes." In general, "qualified stated interest" includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (although special rules apply in the case of "variable rate debt instruments," as discussed below). If a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the foregone interest on the Note or any "true" discount on the Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, the stated interest on the Note would be treated as OID rather than as qualified stated interest.

     Payments of qualified stated interest on a Note will be taxable to a United States Holder as ordinary interest income at the time it is accrued or received in accordance with the United States Holder's regular method of tax accounting. A United States Holder of a Note issued with OID which has a maturity of more than one year must include the OID in the holder's income as ordinary income over the term of the Note, regardless of the holder's regular method of tax accounting. In general, a United States Holder must include in gross income the sum of the "daily portions" of OID accruing on the Note for each day during the taxable year (or portion of the taxable year) on which the United States Holder held the Note. Accordingly, a United States Holder of a Note issued with OID will include in the holder's income amounts which are attributable to OID before actually receiving cash attributable to that income.

     To determine the daily portion of OID, the OID accruing during an "accrual period" is divided by the number of days in the period. An accrual period may be of any length and may also vary in length over the term of the Note. However, each accrual period may not be longer than one year and each scheduled payment of principal or interest must occur either on the first or final day of an accrual period. The amount of OID accruing during an accrual period is generally determined by using a constant yield to maturity method, and is equal to the excess of:

     (1) the Note's "adjusted issue price" at the beginning of the accrual period multiplied by its yield to maturity (with the yield to maturity being determined on the basis of compounding at the close of each accrual period and being appropriately adjusted to take into account the length of the particular accrual period); over

     (2) the sum of the qualified stated interest payments with respect to the accrual period.

A Note's adjusted issue price at the beginning of any accrual period generally equals the issue price of the Note, increased by the aggregate amount of OID accrued on the Note in all prior accrual periods and decreased by the amount of aggregate payments on the Note in all prior accrual periods that were not qualified stated interest payments. Under these rules, United States Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

     Special rules apply for determining the amount and accrual of qualified stated interest and OID on a "variable rate debt instrument". Generally, an obligation is considered a variable rate debt instrument if (1) the issue price of the obligation does not exceed the total of its noncontingent principal payments (if any) by more than a specified de minimis amount; and (2) the obligation provides for stated interest, paid or compounded at least annually, at current values of one or more "qualified floating rates", a single fixed rate and one or more qualified floating rates, a single "objective rate", or a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

     A "qualified floating rate" is any floating rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the instrument is denominated (for example, LIBOR). Although a multiple of a qualified floating rate will generally not constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the instrument will constitute a single qualified floating rate. Two or more qualified floating rates will be conclusively presumed to meet the requirements of the preceding sentence if the value of all rates on the issue date are within 25 basis points of each other. An otherwise qualified floating rate subject to restrictions (such as a cap, a floor or governor) will not constitute a qualified floating rate unless the restrictions are fixed throughout the term of the instrument or are not reasonably expected, as of the issue date, to significantly affect the yield on the instrument.

     An "objective rate" is a rate other than a qualified floating rate, and is determined by a single fixed formula and based on objective financial or economic information outside of the issuer's control. However, a variable rate of interest will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the instrument's term will be either significantly less or more than the average value of the rate during the final half of the instrument's term.

     A "qualified inverse floating rate" is any objective rate equal to a fixed rate minus a qualified floating rate that reasonably can be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds, disregarding those permissible restrictions (such as caps, floors or governors) discussed above.

     Any stated interest unconditionally payable at least annually in cash or property (other than debt instruments of the issuer) on variable rate debt instruments that provide for payments of stated interest at either a single qualified floating rate or a single objective rate (including a qualified inverse floating rate) throughout their term will constitute qualified stated interest and will be taxed accordingly. Hence, these instruments will generally not be treated as having been issued with OID unless the they are issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and OID, if any, for such instruments will be determined under the rules generally applicable to fixed rate debt instruments, but by assuming that the variable rate is a fixed rate equal (1) in the case of a qualified floating rate or a qualified inverse floating rate, to the value of that rate as of the issue date or (2) in the case of an objective rate (other than a qualified inverse floating rate), to a fixed rate that reflects the yield that is reasonably expected for the instrument. The amount of qualified stated interest attributable to an accrual period is then increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be payable during that accrual period under the rules described above.

     To determine the amount and accrual of OID and qualified stated interest on any other variable rate debt instrument, the instrument must be converted into an "equivalent" fixed rate debt instrument. A United States Holder must then account for OID and qualified stated interest as if the holder held the equivalent fixed rate debt instrument (determined by applying the general OID rules discussed above). Appropriate adjustments are then made if the amount of qualified stated interest or OID deemed accrued or paid with respect to the equivalent fixed rate debt instrument for any accrual period is different from the actual amount of interest accrued or paid on the instrument during that period.

     In the event that we determine to issue Original Issue Discount Notes, the pricing supplement will so indicate. Additionally, additional information will be provided in the supplement if the tax consequences applicable to such Notes are not as described above.

Short-Term Notes.

     In the case of Notes with a maturity of not more than one year ("Short-Term Notes"), all payments (including stated interest) will be included in the Note's stated redemption price at maturity and, thus, United States Holders will be taxable on OID in lieu of stated interest. Accrual method United States Holders and certain other United States Holders, including banks and dealers in securities, are required to include OID on a Short-Term Note in income as it accrues either on a straight-line basis or, if the holder so elects, under the constant yield method. In general, individuals and other cash method United States Holders are not required to include OID or a Short-Term Note in income as it accrues unless they elect to do so. In the case of an individual or cash method holder who does not elect to include OID on a Short-Term Note in income as it accrues, any gain realized on the disposition of the Note will be treated as ordinary income to the extent of the accrued OID, determined on a straight-line basis (or, if elected, on a constant yield basis). Furthermore, such a non-electing holder will be required to defer deductions for interest expense attributable to any indebtedness incurred or continued to purchase or carry such Short-Term Note in an amount not exceeding the deferred interest income (until the deferred interest income is recognized). In the case of a holder who includes OID on a Short-Term Note in income as it accrues, the amount so included will be added to the holder's tax basis in the Note.

Market Discount Notes.

     A Note, other than a Short-Term Note, generally will be treated as purchased at a market discount (a "Market Discount Note") if the Note's stated redemption price at maturity or, in the case of an Original Issue Discount Note, the Note's "revised issue price," exceeds the amount for which the United States Holder purchased the Note by at least 0.25 percent of the Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. For this purpose, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has previously accrued on the Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that the gain does not exceed the accrued market discount on the Note. Alternatively, a United States Holder may elect to include market discount in income currently over the life of the Note. Such an election will apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service (the "IRS"). A United States Holder that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings incurred or continued to purchase or carry a Market Discount Note that is in excess of the interest and OID on the Note that is includible in the United States Holder's income to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the Market Discount Note was held by the United States Holder.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue the market discount under a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and is irrevocable.

Amortization of Premium.

     A Note will be considered to have been issued at a "premium" to the extent that the United States Holder's initial tax basis in the Note exceeds the sum of all remaining amounts, other than qualified stated interest, payable on the Note. A holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. An election to amortize premium generally applies to all debt instruments (other than tax-exempt obligations) held by the United States Holder on the first day of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the IRS. If this election is made, the amount amortized in any year will reduce the holder's interest income from (and basis in) the Note. The amount deductible in any accrual period, however, is generally limited by the amount of the holder's prior income inclusions with respect to the Note, with any excess being carried forward to the next accrual period. For any Note that is a "variable rate debt instrument," amortization is implemented by constructing an "equivalent fixed rate debt instrument." In addition, in the case of instruments that have alternative payment schedules that are predicated on the unilateral exercise of an option by the issuer or the holder, the amount of premium that is amortizable in an accrual period is calculated by assuming that the option is exercised or not exercised in a manner that maximizes the holder's yield. Thus, a holder may be required to amortize premium by reference to the stated maturity of a Note, even if it appears likely that the Note will be called. Special rules apply if an option is or is not exercised in accordance with the foregoing assumption.

Acquisition Premium.

     A Note purchased for an amount that exceeds its adjusted issue price but not the sum of all remaining amounts, other than qualified stated interest, payable on the Note possesses "acquisition premium." In the case of such a Note, a United States Holder may reduce the amount of its OID for each accrual period by a specified percentage. Alternatively, the holder may elect to compute its OID accruals by reference to the holder's purchase price, rather than the issue price, using the constant yield method for accruing the discount (as discussed more fully in the following paragraph).

Election to Treat All Interest and Premium as OID.

     Subject to certain limitations, United States Holders (including holders that are not initial purchasers) may elect to include all interest that accrues on a Note by using the constant yield method. For this purpose, "interest" includes OID (including OID on Short-Term Notes and de minimis OID), market discount (including de minimis market discount), stated interest, premium and acquisition premium. If this election is made with respect to a Note with amortizable premium, the electing United States Holder will be deemed to have elected to apply amortizable premium against interest with respect to all debt instruments with amortizable premium (other than tax-exempt instruments) held by the electing United States Holder as of the beginning of the taxable year in which the debt instrument with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable premium may not be revoked without the consent of the IRS. If this election is made with respect to a Note with market discount, the electing United States Holder will be deemed to have elected to include market discount in income currently with respect to all debt instruments acquired by the holder during or after the first taxable year to which the election applies, which election may not be revoked without the consent of the IRS.

Sale, Exchange and Retirement of Notes.

     Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (excluding amounts attributable to accrued but unpaid interest) and the adjusted tax basis of the Note. A United States Holder's tax basis in a Note will, in general, equal the United States Holder's cost for the Note, increased by OID or market discount included in income and reduced by any amortized premium and any payments on the Note other than qualified stated interest payments. Except as otherwise described under "Short-Term Notes," above, and except to the extent of any accrued market discount, such gain or loss will be capital gain or loss.

NON-UNITED STATES HOLDERS

     Subject to the discussion of backup withholding below, payments of interest (including OID, if any) on a Note to a Non-United States Holder who has no connection with the U.S. other than holding a Note will not be subject to U.S. withholding tax if (i) the Non-United States Holder does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company, (ii) the Non-United States Holder is not a controlled foreign corporation related to the Company through stock ownership, (iii) the Non-United States Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iv) prior to payment, a duly completed and executed IRS Form W-8BEN (or a permitted substitute form) is received by the last United States person in the chain of payment certifying under penalties of perjury that the beneficial owner of the
Note is not a United States person. In certain cases, this certification can be provided by a securities clearing organization or by certain other financial institutions and qualified intermediaries pursuant to recently finalized Treasury Regulations (the "New Regulations"), provided that the Non-United States Holder has provided such entity with appropriate certification or documentation establishing its foreign status. Additionally, the New Regulations require, in the case of Notes held by a foreign partnership, that (a) the certification described above be provided by the partners rather than by the partnership and (b) the partnership provide certain information, including a United States taxpayer identification number. Prospective investors are urged to consult their own tax advisors regarding the effect and application of the New Regulations.

     Generally, any amount which constitutes capital gain to a Non-United States Holder upon retirement or disposition of a Note will not be subject to U.S. withholding tax. Certain exceptions may apply and individual Non-United States Holders are particularly urged to consult a tax advisor. Generally, the Notes will not be includible in the U.S. federal estate of a Non-United States Holder.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Where required, we will report to the holders of Notes and/or the IRS the amount of any interest or OID paid or accrued on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to those payments.

     Holders of the Notes may be subject to backup withholding tax at a current rate of 31% (scheduled to be reduced incrementally to 28% over the next six years) with respect to payments on the Notes unless (i) the United States Holder is a corporation or other "exempt recipient" or (ii) prior to payment, the United States Holder provides the U.S. withholding agent with an accurate taxpayer identification number, makes the certifications required on IRS Form W-9 (or permitted substitute form) and otherwise complies with the requirements of the backup withholding rules. Compliance with the identification procedures described above under "Non-United States Holders" would generally establish an exemption for backup withholding for Non-United States Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must backup withhold, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a Non-United States Holder, certifies that such seller is not a United States person (and certain other conditions are met). Such a sale must also be reported by the broker to the Internal Revenue Service, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the holder's non-U.S. status usually would be made on Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. The term "broker" generally includes all persons who, in the ordinary course of a trade or business, stand ready to effect sales made by others, as well as brokers and dealers registered as such under the laws of the United States or a state. These requirements generally will apply to a United States office of a broker, and the information reporting requirements generally will apply to a foreign office of a United States broker, as well as to a foreign office of a foreign broker if the broker is (i) a controlled foreign corporation within the meaning of Section 957(a) of the Internal Revenue Code,
(ii) a foreign person 50 percent or more of whose gross income from all sources for the 3-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the foreign broker has been in existence) was effectively connected with the conduct of a trade or business within the United States or (iii) a foreign partnership if it is engaged in a trade or business in the United States or if 50 percent or more of its income or capital interests are held by U.S. persons.

     Generally, any amounts withheld under the backup withholding rules would be allowed as a refund or a credit against the holder's United States federal income tax.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     We and Goldman, Sachs & Co., A.G. Edwards & Sons, Inc. and First Union Securities, Inc. (the "Agents") have entered into an agency agreement with respect to the Notes. Subject to certain conditions, the Agents have agreed to use their reasonable best efforts to solicit purchases of the Notes. We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agents may also reject any offer to purchase Notes. We will pay the Agents a commission on any Notes sold through the Agents. The commission will range from 0.125% to 0.750% of the principal amount of the Notes, depending on the maturity of the Notes (except that we and the Agents may agree to a higher commission for maturities in excess of 30 years).

     We may also sell Notes to the Agents who will purchase the Notes as principals for their own accounts. Any such sale will be made at a discount equal to the discount set forth on the cover page hereof if no other discount is agreed. Any Notes the Agents purchase as principal may be resold at the market price or at other prices determined by the Agents at the time of resale. We may also sell Notes directly on our own behalf. No commissions will be paid on Notes sold directly by us.

     The Agents may resell any Notes they purchase to other brokers or dealers at a discount that may include all or part of the discount the Agents received from us. The Agents will purchase the Notes at a price equal to 100% of the principal amount less a discount. Unless otherwise stated, the discount will equal the applicable commission on any agency sales of Notes of the same maturity. If all the Notes are not sold at the initial offering price, the Agents may change the offering price and the other selling terms.

     In connection with the offering, the Agents may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Agents of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The Agents also may impose a penalty bid. This occurs when a particular Agent repays to the Agents a portion of the underwriting discount received by it because the Agents have repurchased Notes sold by or for the account of such Agent in stabilizing or short covering transactions.

     These activities by the Agents may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). We have agreed to indemnify the several Agents against certain liabilities, including liabilities under the Act.

     The Agents may sell to dealers who may resell to investors and the Agents may pay all or part of the discount or commission they receive from us to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

     The Notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the Notes.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $110,000.

     Unless otherwise indicated in the applicable pricing supplement, the purchase price of the Notes will be required to be paid in immediately available funds in New York, New York.

     The Agents may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                               VALIDITY OF NOTES

     The validity of the Notes will be passed upon for us by Nelson, Mullins, Riley & Scarborough, LLP, Charlotte, North Carolina, and for the Agents by Orrick, Herrington & Sutcliffe LLP, New York, New York. The opinions of Nelson Mullins Riley & Scarborough, L.L.P., and Orrick,

Herrington & Sutcliffe LLP will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by us and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

PROSPECTUS

                       PIEDMONT NATURAL GAS COMPANY, INC.

                       By this prospectus, we offer up to

                                  $250,000,000

                      of debt securities and common stock

                             ---------------------

   WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
     PROSPECTUS. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. YOU SHOULD READ THIS PROSPECTUS AND THE
               PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

     We may offer our securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section of this prospectus also provides more information on this topic.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is August 10, 2001.

                           FORWARD-LOOKING STATEMENTS

     Our discussion contains forward-looking statements concerning, among others, plans, objectives, proposed capital expenditures and future events or performance. Our statements reflect our current expectations and involve a number of risks and uncertainties. Although we believe that our expectations are based on reasonable assumptions, we can give no assurances that these expectations will be achieved. Important factors that could cause actual results to differ include:

     - Regulatory issues, including those that affect allowed rates of return, rate structure and financings,

     - Industrial, commercial and residential growth in our service territories,

     - Deregulation, unanticipated impacts of restructuring and increased competition in the energy industry,

     - The potential loss of large-volume industrial customers due to bypass or the shift by such customers to special competitive contracts at lower per-unit margins,

     - Economic and capital market conditions,

     - The ability to meet internal performance goals,

     - The capital intensive nature of our business, including development project delays or changes in project costs,

     - Changes in the availability and price of natural gas,

     - Changes in demographic patterns and weather conditions, and

     - Changes in environmental requirements and cost of compliance.

     All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words "anticipate," "believe," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an Internet site that contains reports, proxy, and information statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Our common stock is listed on the New York Stock Exchange and you can inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference the following documents that we have previously filed with the SEC and that we have not included or delivered with this document:

     - our Annual Report on Form 10-K for the year ended October 31, 2000,

     - our Quarterly Report on Form 10-Q for the quarter ended January 31, 2001,

     - our Quarterly Report on Form 10-Q for the quarter ended April 30, 2001,

     - our Current Report on Form 8-K filed on August 2, 2001, and

     - our Current Report on Form 8-K filed on August 7, 2001.

     These documents contain important information about us, our common stock and our financial condition.

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date of the closing of each offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address or telephone number:

                            Office of the Secretary
                       Piedmont Natural Gas Company, Inc.
                               1915 Rexford Road
                             Post Office Box 33068
                        Charlotte, North Carolina 28233
                   Telephone Number (704) 364-3483, Ext. 6202

                                  THE COMPANY

     Piedmont Natural Gas Company, Inc., is an energy and services company primarily engaged in the distribution of natural gas to over 690,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. We are the second-largest natural gas utility in the southeast. We also sell residential and commercial gas appliances in Tennessee. In the Carolinas, our service area is comprised of numerous cities, towns and communities including Anderson, Greenville and Spartanburg in South Carolina and Charlotte, Salisbury, Greensboro, Winston-Salem, High Point, Burlington and Hickory in North Carolina. In Tennessee, our service area is the metropolitan area of Nashville. Effective January 1, 2001, we closed the purchase of the natural gas distribution business of Atmos Energy Corporation located in Gaffney and Cherokee County, South Carolina.

     In 1994, our predecessor, which was incorporated in 1950, was merged into a newly formed North Carolina corporation for the purpose of changing our state of incorporation to North Carolina.

     We have two reportable business segments, domestic natural gas distribution and retail energy marketing services. The domestic natural gas business is conducted by the parent company and two wholly owned subsidiaries of our subsidiary Piedmont Energy Partners -- Piedmont Intrastate Pipeline Company and Piedmont Interstate Pipeline Company. Piedmont Intrastate owns 16.45% of the membership interests of Cardinal Pipeline Company, L.L.C., which owns and operates an intrastate natural gas pipeline in North Carolina. Piedmont Interstate owns 35% of the membership interests of Pine Needle LNG Company, L.L.C., which owns an interstate liquified natural gas (LNG) peak-demand facility in North Carolina. The retail energy marketing services business is conducted by SouthStar Energy Services LLC, a limited liability company in which a wholly owned subsidiary of Piedmont Energy Partners, Piedmont Energy Company, has a 30% equity interest. SouthStar offers a combination of unregulated energy products and services to industrial, commercial and residential customers in the southeastern United States.

     Another wholly owned subsidiary of Piedmont Energy Partners, Piedmont Propane Company, owns 20.69% of the membership interest in US Propane, L.P., which owns all of the general partnership interest and approximately 34% of the limited partnership interest in Heritage Propane Partners, L.P. (NYSE:HPG). Heritage is the nation's fourth-largest propane distributor serving more than 500,000 customers in 28 states.

     Our utility operations are subject to regulation by the North Carolina Utilities Commission, the Public Service Commission of South Carolina and the Tennessee Regulatory Authority as to rates, service area, adequacy of service, safety standards, extensions and abandonment of facilities, accounting and depreciation. We are also subject to regulation by the North Carolina Utilities Commission as to the issuance of securities. We are also subject to or affected by various federal regulations.

     Our principal executive offices are maintained at 1915 Rexford Road, Post Office Box 33068, Charlotte, North Carolina 28233, and our telephone number is
(704) 364-3120. Our web site is http://www.piedmontng.com. Information on our web site is not part of this prospectus.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including construction of additional facilities, the repayment of short-term debt and working capital needs. Pending such use, we may temporarily invest the net proceeds in investment grade securities. We may, from time to time, engage in additional capital financing of a character and in amounts to be determined by us in light of our needs at such time or times and in light of prevailing market conditions. If we elect at the time of an issuance of the securities to make different or more specific use of proceeds other than that set forth herein, we will describe such use in the prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for the twelve-month period ended April 30, 2001, and each of our fiscal years in the five-year period ended October 31, 2000:

                                                 TWELVE MONTHS
                                                     ENDED           YEARS ENDED OCTOBER 31,
                                                   APRIL 30,     --------------------------------
                                                     2001        2000   1999   1998   1997   1996
                                                 -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges
  (unaudited)(1)...............................      3.52        3.38   3.52   3.58   3.26   3.15

---------------

(1) For purposes of computing the consolidated ratios, "earnings" represent our net income from continuing operations plus applicable income taxes and fixed charges, and "fixed charges" represent interest expense, amortization of debt discount, premium and expense, and a portion of lease payments considered to represent an interest factor.

                            SECURITIES WE MAY ISSUE

     We may use this prospectus to offer up to $250,000,000 of:

     - our debt securities and

     - our common stock.

                             PROSPECTUS SUPPLEMENTS

     This prospectus provides you with a general description of the debt securities and common stock we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     The prospectus supplement to be attached to the front of this prospectus will describe the amount and terms of any debt securities that we offer, the amount of common stock that we offer and any initial public offering price, the purchase price and net proceeds that we will receive and the other specific terms related to the offering of the securities.

     For more details on the terms of the securities, you should read the exhibits filed with our registration statement.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other terms of any series of debt securities that we offer and any differences from the common terms will be described in the prospectus supplement to be attached to the front of this prospectus.

     As used in this section, "we," "us" and "our" refer to Piedmont Natural Gas Company and not to its subsidiaries, unless the context otherwise requires.

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an "indenture" will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on your behalf. We have entered into an indenture with Citibank, N.A., who will act as trustee. The indenture will be subject to the Trust Indenture Act of 1939. The trustee has the following two main roles:

     - the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this prospectus.

     - the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

     Because this section is a summary of the material terms of the indenture, it does not describe every aspect of the debt securities. We urge you to read the indenture because it, and not this description, will define your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed or will file the indenture and any supplements to it as exhibits to the registration statement that we have filed with the SEC. See "Where You Can Find More Information," for information on how to obtain copies of the indenture and any supplements. References to the "Indenture" in this prospectus mean the indenture we have filed as an exhibit to the registration statement relating to this offering that we have filed with the SEC.

GENERAL

     The Debt Securities may be issued from time to time in one or more series. Although the amount of Debt Securities offered by this prospectus will be limited to $250,000,000, the Indenture does not contain any limitations on the amount of Debt Securities that may be issued under it at any time or from time to time in one or more series.

     The Debt Securities will be our unsecured obligations and will rank equally and ratably with all of our other unsecured indebtedness. As of April 30, 2001, we had issued and outstanding long-term debt with an aggregate principal amount of $483,000,000. The Debt Securities will be issued only in fully registered form.

     You should read the prospectus supplement for the following terms of the series of Debt Securities offered by the prospectus supplement. Our board of directors will establish the following terms before issuance of the series:

          (1) the specific title of the offered Debt Securities;

          (2) any limit on the aggregate principal amount of the offered Debt Securities;

          (3) the person to whom any interest on the offered Debt Securities will be payable, if other than the person in whose name that offered debt security is registered at the close of business on the record date for such interest;

          (4) the date or dates on which the principal of the offered Debt Securities is payable;

          (5) the rate or rates at which the offered Debt Securities will bear interest, if any, or the formula that will be used to determine which such rate or rates, and the date or dates from which any such interest will accrue, and the date or dates for any interest payable;

          (6) the place or places where the principal, premium (if any) and interest on the offered Debt Securities will be payable, and the method of such payment;

          (7) the period or periods within which the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, in whole or in part, at our option;

          (8) our obligations, if any, to purchase or redeem the offered Debt Securities under any sinking fund or analogous provision or at the option of holders of such securities and the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (9) the denominations in which the offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

          (10) if the amount of payments of principal, premium (if any) or interest on the offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined;

          (11) whether the offered Debt Securities will be issuable in whole or in part in the form of one or more global securities (as defined under "Global Securities") and, if so, the securities depository or depositories for such global security or securities and the circumstances under which any such global security or securities may be registered for transfer or exchange, or authenticated and delivered, in the name of a person other than such depository or its nominee, other than as set forth in the Indenture;

          (12) if other than the principal amount thereof, the portion of the principal amount of the offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof;

          (13) any modification, amendment or addition to our covenants;

          (14) whether the offered Debt Securities will be subject to defeasance or covenant defeasance, or such other means of satisfaction and discharge as may be specified in the prospectus supplement;

          (15) any additional events of default; and

          (16) any other terms or provisions of the offered Debt Securities not inconsistent with the provisions of the Indenture.

     The Indenture does not limit the amount of Debt Securities that we are authorized to issue from time to time. We may issue Debt Securities with terms different from those of Debt Securities already issued. Without the consent of the holders of outstanding Debt Securities, we may reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of that series unless the reopening was restricted when we created that series.

     There is no requirement that we issue Debt Securities in the future under the Indenture, and we may use other indentures or documentation, containing different provisions, in connection with future issues of other Debt Securities.

     We may issue the Debt Securities as "Original Issue Discount Securities," which are Debt Securities, including any zero-coupon Debt Securities, that are issued and sold at a discount from their stated principal amount. Original Issue Discount Securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement.

GLOBAL SECURITIES

     We will issue each debt security under the Indenture in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual Debt Securities. Generally, all Debt Securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple Debt Securities that have different terms and are issued at different times. We call this kind of global security a master global security.

     Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all Debt Securities issued in book-entry form. We will describe the specific terms of the depository arrangements with respect to any Debt Securities represented by a Global Security in the applicable prospectus supplement.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all Debt Securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

     Special Considerations for Global Securities. As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of Debt Securities and instead deal only with the depositary that holds the global security.

     If we issue Debt Securities only in the form of a global security, you should be aware of the following:

     - you cannot cause the Debt Securities to be registered in your name, and cannot obtain non-global certificates for your interest in the Debt Securities, except in the special situations that we describe below,

     - you will be an indirect holder and must look to your own bank or broker for payments on the Debt Securities and protection of your legal rights relating to the Debt Securities,

     - you may not be able to sell interests in the Debt Securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form,

     - you may not be able to pledge your interest in a global security in circumstances where certificates representing the Debt Securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective,

     - the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the Trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the Trustee also do not supervise the depositary in any way,

     - DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well, and financial institutions that participate in the depositary's book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

     Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the Debt Securities it represented. After that exchange, the choice of whether to hold the Debt Securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder.

     The special situations for termination of a global security are as follows:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days,

     - if we notify the Trustee that we wish to terminate that global security, or if an event of default has occurred with regard to Debt Securities represented by that global security and has not been cured or waived; we discuss defaults later under "Defaults and Right of Acceleration."

     If a global security is terminated, only the depositary, and not we or the Trustee, is responsible for deciding the names of the institutions in whose names the Debt Securities represented by the global security will be registered and, therefore, who will be the holders of those Debt Securities.

EXCHANGE REGISTRATION AND TRANSFER

     We will not be required to exchange or register a transfer of (i) any Debt Securities of any series for a period of 15 days next preceding the mailing of the notice of any redemption of such Debt Securities of such series to be redeemed, or (ii) any such series selected, called or being called for redemption except, in the case of any such series to be redeemed in part, the portion thereof not to be so redeemed.

DEBT SECURITIES ISSUED IN NON-GLOBAL FORM

     Debt Securities not issued in global form will be issued:

     - only in fully registered form,

     - without interest coupons, and

     - unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

     Holders may exchange their Debt Securities that are not in global form for Debt Securities of smaller denominations or combined into fewer Debt Securities of larger denominations, as long as the total principal amount is not changed.

     Holders may exchange or transfer their Debt Securities at the office of the Trustee. We will appoint the Trustee to act as our agent for registering Debt Securities in the names of holders transferring Debt Securities. We may appoint another entity to perform these functions or perform them ourselves.

     Holders will not be required to pay a service charge to transfer or exchange their Debt Securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

     If we have designated additional transfer agents for your Debt Security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If a Debt Security is issued as a Global Security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

REDEMPTION

     Any terms for the optional or mandatory redemption of the Debt Securities will be set forth in the applicable prospectus supplement. Except as shall otherwise be provided with respect to the Debt Securities redeemable at the option of the holder, such Debt Securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the Debt Securities of any series are to be redeemed, the Trustee shall select the particular Debt Securities to be redeemed in such manner as it deems fair and appropriate. If less than all of the Debt Securities represented by a Global Security are to be redeemed, the beneficial interest to be redeemed will be selected by the Depository as described in the applicable prospectus supplement.

COVENANTS

     The Indenture contains the covenants summarized below, which are applicable so long as any of the Debt Securities are outstanding.

     Property. To the extent necessary for our business to be properly conducted, we will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all of our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order. We will also cause (or, with respect to property owned in common with others, make reasonable effort to cause) all necessary repairs, renewals, replacements, betterments and improvements to be made on such properties. This covenant does not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business.

     Limitation on Liens. We will not create, assume or suffer to exist, and will not permit any subsidiary to create, assume or suffer to exist, except in our favor, any mortgage, pledge or other lien or encumbrance of or upon any of our properties or assets (including stock and other securities of subsidiaries) without making effective provisions to secure equally and ratably the Debt Securities then outstanding and other indebtedness entitled to be so secured, except that we or a subsidiary, without so securing the Debt Securities, may create, assume or suffer to exist:

          (a) certain purchase money and existing liens in connection with property acquisitions and the extension, renewal or refunding of the same,

          (b) pledges of current assets, in the ordinary course of business to secure current liabilities,

          (c) liens on property to secure obligations to pay all or a part of the purchase price of such property only out of or measured by oil or gas production or the proceeds thereof, or liens upon production from oil and gas property or the proceeds of such production, to secure obligations to pay all or part of the expenses of exploration, drilling or development of such property only out of such production or proceeds,

          (d) mechanics' or materialman's liens, certain good faith deposits, deposits to secure public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for payment of taxes, assessments or similar charges and liens or security interests created in connection with bid or completion bonds,

          (e) liens arising by reason of deposits with, or the giving of security to, a governmental agency as a condition to the transaction of business or the exercise of a privilege or license, or to enable us or a subsidiary to maintain self-insurance or participate in any funds established to cover any insurance risks in connection with workmen's compensation, unemployment insurance, old age pension or other social security,

          (f) pledges or assignments of accounts receivable, including customers' installment paper, to banks or others (including to or by any subsidiary which is principally engaged in the business of financing our business and the business of our subsidiaries) made in the ordinary course of business,

          (g) liens of taxes or assessments for the current year or not due or being contested in good faith and against which an adequate reserve has been established,

          (h) judgments or liens the finality of which is being contested and execution on which is stayed,

          (i) assessments or similar encumbrances the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired,

          (j) certain landlords' liens so long as the rent secured thereby is not in default, and

          (k) liens on the assets of any limited liability company organized under a limited liability company act of any state which limited liability company is treated as a partnership for federal income tax purposes.

     Subject to the provisions described under "Consolidation, Merger or Sale," we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory), our franchises or franchises of our subsidiaries. We will not be required to preserve, or cause any subsidiary to preserve, any such right or franchise or to keep in full force and effect the corporate existence of any subsidiary if, in our judgment, preservation is no longer desirable in the conduct of our business and the loss thereof is not disadvantageous in any material respect to the holders of any series of Debt Securities.

     Unless otherwise indicated in the prospectus supplement, the covenants contained in the Indenture and the Debt Securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders.

CONSOLIDATION, MERGER OR SALE

     We will not consolidate with or merge into any other corporation or sell or convey all or substantially all of our assets to any person, firm or corporation unless

          (i) either we shall be the continuing corporation, or the successor corporation (if other than us) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and such corporation shall expressly assume, by supplemental indenture, the due and punctual payment of the principal, premium (if any) and interest on all the Debt Securities and the performance of all of our covenants under the Indenture,

          (ii) we or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition, and

          (iii) we will have delivered to the Trustee an opinion of counsel as provided in the Indenture.

PAYMENT AND PAYING AGENT

     The principal, premium (if any) and interest (if any) on Debt Securities not represented by a Global Security will be payable in New York Clearing House Funds at the office or agency of the paying agent or paying agents as we may designate from time to time, provided that, at our option, interest may be paid by check mailed to the holders entitled thereto at their last addresses as they appear in the Debt Security Register. The Trustee is initially designated as our sole paying agent and the principal corporate trust office of Citibank, N.A., in the Borough of Manhattan, the City of New York, is initially designated as the office where the Debt Securities may be presented for payment, for the registration of transfer and for exchange and where notices and demands to or upon us in respect of the Debt Securities or of the Indenture may be served. Unless otherwise indicated in the applicable prospectus supplement, interest payments shall be made to the person in whose name any debt security is registered at the close of business on the record date with respect to an interest payment date. All moneys paid by us to a paying agent for the payment of principal, premium (if any) or interest on any debt security of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security will thereafter look only to us for payment thereof.

DEFAULTS AND RIGHTS OF ACCELERATION

     The following are Events of Default under the Indenture with respect to a particular series of Debt Securities:

          (a) default in the payment of the principal or premium (if any) on any of the Debt Securities of such series when due and payable;

          (b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due and payable, and continuance of such default for a period of 30 days;

          (c) default in the payment of any sinking or purchase fund payment or analogous obligation when due and payable;

          (d) failure to observe or perform any other of our covenants or agreements for a period of 90 days after written notice of such failure has been given as provided in the Indenture;

          (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us (including a default with respect to Debt Securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (including the Indenture) whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay in excess of $50,000,000 principal amount of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in an excess of $50,000,000 of principal amount of such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series a written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" thereunder; or

          (f) certain events in bankruptcy, insolvency or other similar occurrences.

     The Indenture provides that if an event of default described in clause (a),
(b), (c), (d) or (e) shall have occurred and is continuing, and in each and every such case, unless the principal amount of all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of all series affected thereby then outstanding, by notice in writing to us (and to the Trustee if given by securityholders) may declare the principal amount of all the Debt Securities (or, with respect to discount Debt Securities, as defined below, such lesser amount as may be specified in the terms of such Debt Securities) affected thereby to be due and payable immediately, or, if an event of default described in clause (f) shall have occurred and is continuing, and unless the principal of all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding, by notice in writing to us (and to the Trustee if given by securityholders), may declare the principal of all the Debt Securities (or, with respect to discount Debt Securities, such lesser amount as may be specified in the terms of such Debt Securities) to be due and payable immediately. Upon certain conditions, such declarations may be annulled and certain past defaults may be waived by the holders of a majority of the principal amount of outstanding Debt Securities of such series. For information as to waiver of defaults, see "Meetings; Modification of the Indenture; Waiver."

     We will be required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance.

     Under the Indenture, the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults with respect to such series within 90 days after the occurrence of such a default; provided that, except in the case of default in the payment of principal, premium (if any) or interest on any of the Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

MEETINGS; MODIFICATION OF THE INDENTURE; WAIVER

     The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of all series of the Debt Securities to be affected at the time outstanding under the Indenture (voting as one class), to enter into indentures supplemental to or modifying the Indenture or the rights of the holders of such Debt Securities, except that no such modification shall (a) extend the fixed maturity, reduce the principal amount or redemption premium (if any) or reduce the rate or extend the time of payment of interest on any

Debt Security without the consent of the holder of each Debt Security so affected, or (b) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders is required for any such modification, without the consent of the holders of all Debt Securities then outstanding.

     Without the consent of any holders of Debt Securities, we and the Trustee may enter into one or more supplemental indentures (which shall conform to the effective provisions of the Trust Indenture Act) for any of the following purposes:

          (a) to evidence the succession of another corporation to us, or successive successions and the assumption by the successor corporation of our covenants, agreements and obligations pursuant to Article Eleven of the Indenture;

          (b) to add to our covenants for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence or continuance, of a default in any of such additions, an event of default permitting the enforcement of all remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

          (c) to provide for the issuance under the Indenture of Debt Securities, whether or not then outstanding, in coupon form (including Debt Securities registrable as to principal only) and to provide for exchangeability of such Debt Securities with Debt Securities issued under the Indenture in fully registered form and to make all appropriate changes for such purpose;

          (d) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act or any corresponding provision in any similar federal statute hereafter enacted;

          (e) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

          (f) to evidence and provide for the acceptance and appointment hereunder of a successor trustee with respect to the Debt Securities of one or more series and to add or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

          (g) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the holders of the Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no debt security of such series remaining outstanding under the Indenture;

          (h) to provide collateral security for the Debt Securities;

          (i) to change any place where (1) the principal, premium (if any) and interest on Debt Securities of any series shall be payable; (2) any Debt Securities of any series may be surrendered for registration of transfer;
     (3) Debt Securities of any series may be surrendered for exchange; and (4) notices and demands to or upon us in respect of the Debt Securities of any series and the Indenture may be served; and

          (j) to establish the form or terms of Debt Securities of any series as permitted by the Indenture.

     The Trustee is authorized by the Indenture to join with us in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained in any such supplemental indenture and to accept the conveyance, transfer, assignment, mortgage or pledge of any property under such supplemental indenture. The Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee's own rights, duties or immunities under the Indenture or otherwise. No supplemental indenture shall be effective as against the Trustee unless and until it has been duly executed and delivered by the Trustee.

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also by us or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of any series if the Trustee fails to call the meeting upon our request or upon the request of such holders. Notice of every meeting of securityholders shall set forth the time and place in the Borough of Manhattan, the City of New York, of such meeting and in general terms the action proposed and shall be mailed to all holders of Debt Securities of the applicable series as the names and addresses of such holders appear on the Debt Security Register.

     Each holder of Debt Securities of a series with respect to which a meeting is being held (or such holder's proxy) shall be entitled to one vote for each $1,000 outstanding principal amount of Debt Securities held (or represented) by him. The vote upon any resolution submitted to any meeting of securityholders shall be by written ballot. The holders of a majority in principal amount of the outstanding Debt Securities of all series affected thereby (voting as one class) may waive our compliance of covenants or conditions provided for in the Indenture. The holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all the Debt Securities of such series, waive any past default under the Indenture, except a default (1) in the payment of principal, premium (if any) or interest on any debt security of such series, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected.

COLLECTION OF INDEBTEDNESS, ETC.

     The Indenture also provides that if we fail to make payment of principal, premium, interest or any mandatory sinking fund requirements on the Debt Securities (and in the case of payment of interest or any mandatory sinking fund payment, such failure to pay shall have continued for 30 days) we will, upon demand of the Trustee, pay to it, for the benefit of the holders of the Debt Securities, the whole amount then due and payable on the Debt Securities for principal or premium (if any) and interest, with interest on the overdue principal and, to the extent payment of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the Debt Securities. The Indenture further provides that if we fail to pay such amount upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection thereof. However, the Indenture provides that notwithstanding any other provision of the Indenture, the holder of any Debt Security shall have the right to institute suit for the enforcement of any payment of principal and interest on such security on the respective stated maturities expressed in such Debt Security and that such right shall not be impaired without the consent of such holder. The holders of a majority in principal amount of the Debt Securities of each series then outstanding under the Indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; provided, that the holders shall have offered to the Trustee reasonable indemnity against expenses and liabilities.

SATISFACTION AND DISCHARGE

     We may satisfy and discharge its obligations under the Indenture if, at any time, (1) we shall have delivered to the Trustee for cancellation all Debt Securities of any series theretofore authenticated or (2) all such Debt Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and we shall deposit or cause to be deposited with the Trustee as trust funds (a) an amount of money which will be sufficient, or (b) Government Obligations, the principal and interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay at maturity or upon redemption all Debt Securities of such series not theretofore delivered to the Trustee for cancellation, including principal, premium (if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be.

     If the conditions of either (1) or (2) above are satisfied, we must also pay or cause to be paid all other sums payable by us under the Indenture with respect to such series, and then the Indenture shall cease to be of further effect with respect to the Debt Securities of such series, and the Trustee, on demand of and at our cost and expense, shall execute proper instruments acknowledging satisfaction of and discharging the Indenture with respect to the Debt Securities of such series. We agree to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee in connection with the Indenture or the Debt Securities of such series.

     In addition, under the Indenture we will be discharged from any and all obligations in respect of the Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the Trustee, in trust, money, Government Obligations, or a combination thereof, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance and discharge will become effective after we have, among other things, delivered to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the United States Internal Revenue Service (the "IRS").

NOTICES

     Any notice or demand required or permitted to be given or served by the Trustee or by the holders of Debt Securities to or on us may be given or served by postage prepaid first class mail addressed (until another address is filed by us with the Trustee) as follows: Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Post Office Box 33068, Charlotte, North Carolina 28233, Attention:
Ted C. Coble, Vice President and Treasurer and Assistant Secretary.

     Any notice, direction, request or demand by any holder of the Debt Securities to or upon the Trustee shall be deemed to have been sufficiently given or made, if given or made in writing at the principal corporate trust office of the Trustee in the Borough of Manhattan, the City of New York.

     Any notice to be given to the holders of the Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register.

TITLE

     We, the Trustee and any of our agents may deem the person in whose name such Debt Security shall be registered upon our books (which, in the case of Debt Securities represented by a global security, shall be the Depository or its nominee) to be the absolute owner of such Debt Security (whether or not such debt security shall be overdue and notwithstanding any notation of ownership or other writing thereon), for the purpose of receiving payment and for all other purposes.

REPLACEMENT OF DEBT SECURITIES

     In case any Debt Security shall become mutilated or be destroyed, lost or stolen, we, in the case of a mutilated Debt Security shall, and in the case of a lost, stolen or destroyed Debt Security may in our discretion, provide a new Debt Security of the same series. The applicant for a substituted Debt Security shall furnish to us and the Trustee such security or indemnity as may be required by them to save each of us harmless, and, in every case of destruction, loss or theft, the applicant shall also furnish evidence of the destruction, loss or theft of such Debt Security and of the ownership thereof. We may require the payment of a sum sufficient to cover any tax, governmental charge or other charges that may be imposed in relation to the issuance of a substituted Debt Security and in addition a further sum not exceeding $2.00 for each Debt Security so issued in substitution.

GOVERNING LAW

     The Indenture is and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     Subject to the provisions of the Indenture relating to its duties, the Trustee will be under no obligation to expend or risk its own funds or to incur any personal financial liability in the performance of its duties under the Indenture, or to exercise any of its rights or powers under the Indenture, if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Subject to such provisions, the holders of a majority in principal amount of the Debt Securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee. Citibank, N.A., Trustee under the Indenture, has commercial banking relationships with us. Citibank, N.A., is an affiliate of Citicorp Securities, Inc., which is one of the agents for our medium-term note program.

                          DESCRIPTION OF COMMON STOCK

     Our Articles of Incorporation authorize 100,000,000 shares of common stock without par value and 175,000 shares of preferred stock without par value. Our Board of Directors has the authority to establish one or more series of preferred stock with such terms and rights as it may determine. No shares of preferred stock are presently outstanding.

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Under North Carolina law, the election of directors requires a plurality of the votes cast in the election. Shareholders do not have cumulative voting rights.

     Our Articles of Incorporation and By-Laws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control. These provisions include:

     - Classified Board of Directors. Our Board of Directors is divided into three classes with staggered terms, which means that, as a general matter, only one-third of the Board must stand for re-election at any annual meeting of shareholders. The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our Board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our Board. The provision for the classification of directors may be amended, altered, changed or repealed only upon the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.

     - Fixing and Changing Number of Directors. Our By-Laws authorize the Board of Directors to fix the number of directors and provide that the number may be changed only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors or (b) a majority of the entire Board of Directors.

     - Nominations to the Board. With certain exceptions, nominations to the Board must be made at least 60 days prior to the date of a meeting of shareholders.

     - Removal of Directors. Directors may be removed for cause only by the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.

     - Fair Price Provisions. Our Articles of Incorporation require the affirmative vote of a super majority of the outstanding shares of voting stock to approve certain transactions such as actions in connection with any "Business Combination." A Business Combination is defined to include any merger, consolidation, lease, sale or disposition of assets or certain other business transactions by us or our subsidiaries involving an "interested shareholder." An interested shareholder is defined as any person who is or has announced an intention to become the beneficial owner of 10% or more of our voting stock (and certain defined affiliates) or an affiliate or associate of an interested shareholder and that, together with all such other arrangements, has an aggregate fair market value and/or involves aggregate commitments of $10,000,000 or more or more than 5% of our total assets or shareholders' equity as reflected on our most recent fiscal year-end consolidated balance sheet. Our Articles of Incorporation require the affirmative vote of not less than 66 2/3% of our voting stock, voting together as a single class, excluding any voting stock held by an interested shareholder, with respect to all Business Combinations involving the interested shareholder unless (1) the transaction is approved by our Board of Directors prior to the date on which directors not affiliated with the interested shareholder and who were directors prior to the time the interested shareholder acquired such status ("Continuing Directors") comprise less than a majority of our Board of Directors, and (2) if the Business Combination involves payment of consideration to shareholders, certain minimum price and disclosure requirements are satisfied as to all shareholders, and there has been no major change in our business or equity capital structure or any change or reduction in the payment of dividends since the date the interested shareholder acquired such status. To meet the minimum price criteria, the shareholders must receive consideration or retain value per share after the transaction that is not less than the highest price per share paid by the interested shareholder in the transaction or within two years preceding the announcement date of the transaction, or the fair market value per share of our common stock on the date the transaction is announced or the date on which the interested shareholder acquired such status, whichever is higher. The minimum price provisions must be met with respect to every class or series of our outstanding capital stock, whether or not the interested shareholder has previously acquired shares of any particular class or series. Our Articles of Incorporation require the same 66 2/3% shareholder approval to amend or repeal the foregoing provisions or to adopt any provision inconsistent with such provisions unless the change is proposed by the Board of Directors prior to the date on which Continuing Directors comprise less than a majority of the Board.

     - Shareholder Rights Plan. Our shareholder rights plan generally provides the Board of Directors and shareholders the right to act to substantially dilute the share ownership position of any person who acquires 15% or more of our common stock. These provisions could discourage bids for the common stock at a premium and might adversely affect the market price of our common stock.

     - Amendment to our By-Laws. Unless otherwise provided by law, our By-Laws may be amended only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors or (b) a majority of the entire Board of Directors at a meeting at which a quorum is present.

     - Opt out of North Carolina Anti-Takeover Statutes. Our Articles of Incorporation contain language to "opt out" of the provisions of two North Carolina anti-takeover statutes which, under the North Carolina Business Corporation Act, would otherwise apply to us. The first of these statutes, called the "North Carolina Shareholder Protection Act," requires that any business combination (as defined therein) between a corporation and any 20% shareholder be approved by 95% of the corporation's voting shares. Under the second statute, called the "North Carolina Control Share Acquisition Act," control shares of a corporation that are acquired in a "control share acquisition" (as defined in the statute) have no voting rights unless such rights are granted by resolution adopted by a majority of the corporation's shareholders, and in the event such voting rights were to be granted, all other shareholders would have the right to have their shares in the corporation redeemed at their fair value, subject to certain restrictions. Because application of these statutes to us would create material conflicts with existing provisions of our Articles of Incorporation regarding Business Combinations, our Articles of Incorporation include provisions stating that neither of these statutes will apply to us.

     Holders of our common stock are entitled to receive dividends that may be declared from time to time by the Board of Directors subject to any preferences that may be applicable to any shares of our preferred stock then outstanding. Some of the agreements under which our long-term debt was issued contain provisions that restrict the amount of cash dividends that may be paid on our common stock. Under the most restrictive of these provisions, all of our retained earnings were free of such restrictions as of April 30, 2001.

     In the event of liquidation, holders of common stock are entitled to all assets that remain after satisfaction of creditors and the liquidation preferences of any outstanding preferred stock, if any. Holders of common stock do not have preemptive rights to purchase additional shares of common stock or securities convertible into such shares. There are no redemption provisions on any shares of common stock. The outstanding shares of common stock are, and the additional shares offered hereby will be, fully paid and non-assessable.

     The outstanding shares of common stock are, and the additional shares offered hereby will, subject to notice of listing, be listed on the New York Stock Exchange under the trading symbol "PNY."

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10008.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus and the applicable prospectus supplement as follows:

     - to or through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, such underwriters to be designated at the time of sale;

     - through agents designated from time to time; or

     - directly by us to other purchasers.

     The applicable prospectus supplement will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to us from such sales, any underwriting discounts, agency commissions and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers and the securities exchanges, if any, on which such securities may be listed.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions. These transactions may be at a fixed public offering price or at varying prices determined at the time of sale. Such securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, all of which underwriters in either case will be designated in the prospectus supplement corresponding to such offering. Unless otherwise set forth in the applicable prospectus supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities with respect to which this prospectus is delivered will be named, and any commission payable by us to such agent will be set forth, in the corresponding prospectus supplement. Unless otherwise indicated in the corresponding prospectus supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we may authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the future date or dates stated in the prospectus supplement. The amount of securities to be sold under each Delayed Delivery Contract and the aggregate amount of securities to be sold under all Delayed Delivery Contracts will be set forth in the prospectus supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to our approval in our sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of securities will not be subject to any conditions except that (i) the purchase of securities by such institution shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject; and (ii) any related sale of securities to underwriters shall have occurred. A commission set forth in the applicable prospectus supplement will be paid to underwriters or agents soliciting purchases of securities pursuant to Delayed Delivery Contracts accepted by us. The underwriters or agents will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

     All Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to notice of listing.

     Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of

1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof and to reimbursement by us for certain expenses. Underwriters and agents also may be customers of, engage in transactions with, or perform other services for us in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the securities will be passed upon for us by Nelson, Mullins, Riley & Scarborough, LLP, Charlotte, North Carolina. Jerry W. Amos, a partner in that law firm, who is also our General Counsel and a Director, beneficially owned 71,206 shares of our common stock as of May 31, 2001. Certain legal matters in connection with the issuance of the securities will be passed upon for any underwriters or agents by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from Piedmont Natural Gas Company's Annual Report on Form 10-K for the year ended October 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

                         ------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Description of Notes..................   S-2
Certain United States Federal Tax
  Considerations......................  S-16
Supplemental Plan of Distribution.....  S-22
Validity of Notes.....................  S-23

                 PROSPECTUS
Forward Looking Statements............     2
Where You Can Find More Information...     2
The Company...........................     4
Use of Proceeds.......................     5
Ratio of Earnings to Fixed Charges....     5
Securities We May Issue...............     5
Prospectus Supplements................     5
Description of Debt Securities........     6
Description of Common Stock...........    17
Plan of Distribution..................    19
Legal Opinions........................    21
Experts...............................    21

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                                  $150,000,000
                              PIEDMONT NATURAL GAS
                                 COMPANY, INC.
                               MEDIUM-TERM NOTES,
                                    SERIES D
                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------
                              GOLDMAN, SACHS & CO.

                           A.G. EDWARDS & SONS, INC.

                          FIRST UNION SECURITIES, INC.
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